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[ADEPT TECHNOLOGY, INC. LOGO]


                                                                    EXHIBIT 99.1


                 ADEPT TECHNOLOGY REAFFIRMS AND EXTENDS GUIDANCE
                     ANNOUNCES FURTHER COST-CUTTING MEASURES

(SAN JOSE, CA) March 14, 2002--Adept Technology, Inc. (Nasdaq/NMS: ADTK), a leading manufacturer of intelligent automation for the telecommunications, fiber optic and semiconductor industries, today announced that it is taking additional measures to restructure the company to fit current market conditions. During the past six months Adept has maintained investments in development projects that were near completion or in the process of introduction. These projects include the Adept SmartAxis, SmartController CX, AdeptSix line of robots, NanoStage Six and NanoBonder's for epoxy, laser welding and eutectic bonding, as well as fully automated solutions for these processes. With the completion and introduction of these products Adept has been, and expects to continue to be, able to reallocate resources where they are needed. These actions will result in an increased focus on near term opportunities in semiconductor and sub-micron precision assembly applications.

As part of Adept's reallocation of resources, the company is also taking the following cost cutting measures:

    -   divestiture of non-strategic product lines;

    -   elimination of facilities and organizations related to excess capacity;
        and

    - a 16% reduction of headcount (includes reductions resulting from the measures described above).

These measures size the restructured company to reach quarterly breakeven at $20 million, if gross margins of 46% to 48% are obtained.

Adept intends to maintain the focus of its resources on key markets with potential high growth. The company believes that this focus is a critical strategy that leverages product initiatives that embody Adept's technological lead in controls and fully integrated wafer handling tools for the semiconductor market and in sub-micron precision assembly automation.

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Brian R. Carlisle, Chairman and Chief Executive Officer of Adept noted, "While
Adept has taken the necessary measures to bring costs in line with current market conditions, we have maintained, and will continue to maintain, the level of spending on new product development and deployment that we believe is critical to our long-term growth strategy."

Adept is currently experiencing stabilization in several of its markets. The company has had key design wins with five semiconductor OEM customers, representing multiple end users, for its fully integrated wafer handling tools.

John Dulchinos, Vice-President of Sales, stated, "The increased activity we are seeing in disk drive, automotive, life sciences, semiconductor and other precision assembly applications supports our belief in our ability to hit our short-term revenue targets. We continue to see long-term opportunities in mobile phones and photonics but we anticipate recovery of these markets to be anywhere from one to two years out."

As a result of increased visibility the company is extending its guidance as follows:

BUSINESS OUTLOOK
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not reflect the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this release.

    - The company expects net revenues for the third quarter of fiscal 2002 to be flat to up 4% from second quarter 2002 net revenues of $14.4 million. The company expects sequential growth of between 3 and 6% for the fourth quarter of fiscal 2002 and the first quarter of fiscal 2003, with accelerated sequential growth of between 6 and 10% for the second quarter of fiscal 2003.

    - The company expects its gross margin percentage to be approximately 34 to 38 percent for the third quarter of fiscal 2002. The company expects that as volume increases and the benefits of restructuring take effect, gross margins should steadily improve to 41 to 43% by the second quarter of fiscal 2003.

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    -   R&D and SG&A in the third quarter of fiscal 2002 are expected to be approximately flat compared to second quarter expenses of $11.7 million. In addition, the company will incur a research and development expense for the third quarter of fiscal 2002 of approximately $1.0 million for joint development commitments related to a project with JDS Uniphase Corporation. We are contractually committed to this level of expenditure for five quarters, beginning this quarter. However, expenses are expected to continue to decrease through the first quarter of fiscal 2003 and then level out.

    - The company expects to have approximately $22 million of cash on hand and no debt at the end of the third quarter of fiscal 2002. Additionally, the company expects to have approximately $16 million of cash at September 30, 2002.

    - The company does not expect to book any tax benefit through the second quarter of fiscal 2003.

    - Depreciation and amortization is expected to be approximately $0.8 million in the third quarter of fiscal 2002 and is expected to increase marginally through the second quarter of fiscal 2003.

    - The company expects to record a non-cash restructuring charge of $6.1 million and a cash charge of approximately $0.5 million. These costs are due to the termination of personnel, elimination of facilities and certain prepaid acquisition costs and right of first refusal options for additional production capacity, which the company does not plan to exercise.

    - The company has adopted of SFAS 142 - "Goodwill and Other Intangible Assets". The company is currently performing the required impairment tests of goodwill and indefinite lived intangible assets as of July 1, 2001. Adept has completed the first step of the transitional goodwill impairment activities and expects to complete the second step during the third quarter of fiscal 2002, which is expected to result in a non-cash charge for impairment of goodwill of approximately $10.0 million during the quarter.

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This press release contains certain forward-looking statements including statements regarding expenses, revenue growth and future operating results that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; the cyclicality of capital spending of the company's customers including in the semiconductor industry; the company's dependence on the continued growth of the intelligent automation market; the company's highly competitive industry; rapid technological change within the company's industry; the lengthy sales cycles for the company's products; the company's dependence on retention and attraction of key employees; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with potential acquisitions, including integration risks associated with our acquisition of BYE/Oasis, Pensar-Tucson, NanoMotion, HexaVision and CHAD; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; and decreased acceptance of the company's new or current products in the marketplace.

For a discussion of additional risk factors relating to Adept's business, see Adept's annual report on Form 10K for the fiscal year ended June 30, 2001 as well as the company's Form 10Q for the quarters ended September 29, 2001 and December 29, 2001, including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations contained therein.

Adept Technology designs, manufactures and markets factory automation components and systems for the fiber optic, telecommunications, semiconductor, automotive, food and durable goods industries throughout the world. Adept's robots, controllers, and software products are used for small parts assembly, material handling and ultra precision process applications. Our intelligent automation product lines include industrial robots, configurable linear modules, flexible feeders, semiconductor process components, nanopositioners, machine controllers for robot mechanisms and other flexible automation equipment, machine vision systems and software, application software, and simulation software. Founded in 1983, Adept is America's largest manufacturer of industrial robots. More information is available at www.adept.com.

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The Adept logo is a registered trademark of Adept Technology, Inc. Adept,
SmartAxis, SmartController CX, AdeptSix, NanoStage Six and NanoBonder are trademarks of Adept Technology. All other trademarks are owned by their respective companies.

CONTACTS:

Maili R. Bergman
Investor Relations Director
408.434.5158 (voice)
408.434.5005 (fax)
maili.bergman@adept.com

Michael W. Overby
Chief Financial Officer
408.434.5112 (voice)
408.434.5005 (fax)